99 CENTS ONLY STORES(R) REPORTS EARNINGS PER SHARE OF $0.07 FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2004.

          99 CENTS ONLY STORES ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

     CITY OF COMMERCE, CA -- October 20, 2004 -- 99 Cents Only Stores(R) (NYSE:NDN) reports net income of $4.7 million for the quarter ended September 30, 2004 compared to $12.1 million for the third quarter of 2003. Earnings per share were $0.07 for the third quarter of 2004, compared to earnings per share of $0.17 for the third quarter of 2003. Earnings per share for the nine months ended September 30, 2004 were $0.23 compared to $0.57 in 2003.
     As announced in a separate release today, 99 Cents Only Stores' Founder, Chairman and Chief Executive Officer, Dave Gold will be ending his tenure as Chief Executive Officer effective January 1, 2005 but will remain active in the position of Chairman. Dave Gold said, "I look forward to continuing to work with the Company as Chairman. I am pleased to announce that Eric Schiffer, our President, will become Chief Executive Officer and Chairman of the Executive Committee of the Board and that Jeff Gold, our Senior Vice President of Real Estate and Information Technology Systems, will become our President and Chief Operating Officer effective January 1, 2005.
     Eric Schiffer, President of the Company said, "In a separate release today, we announced we are pleased to report that we have hired an experienced supply chain executive to fill our newly created position of Executive Vice President of Supply Chain and Merchandising.
     We continue to address our operational issues, mentioned in previous releases, surrounding inventory shrinkage and distribution. We are taking steps to ensure that the management and systems infrastructure are in place to help re-establish desirable earnings growth in the future.
     Our primary focus through 2005 is improving results of operations and enhancing management and systems infrastructure to support greater growth in future years. We plan to slow down our 2005 store openings which will help allow us to concentrate on our primary focus."
     Third quarter retail sales for 99 Cents Only Stores were $229.1 million, up 14.2% from sales of $200.6 million for the third quarter of 2003. Sales increases in the food and beverage categories accounted for two thirds of the retail sales dollar growth. Third quarter 2004 total sales including wholesale sales were $239.0 million, up 13.0% over third quarter 2003.
     Same-store-sales for 99 Cents Only Stores increased 0.5% for the third quarter of 2004. The number of comparable store sales transactions accounted for the increase in the third quarter 2004 same-store-sales.
     Total sales for the nine months ended September 30, 2004 were $706.3 million, up 14.8% over last year. Total retail sales for the first nine months of 2004 were $674.8 million, up 16.3% over 2003. Same-store-sales for the nine months ending September 30, 2004 were down 0.6%.
     Total gross margin for the third quarter of 2004 was 38.1% versus 39.2% for the third quarter of 2003. Retail gross margin for the quarter was 38.9% versus 40.2% in 2003. The retail gross margin decline was primarily due to the increased volume of grocery sales compared to the overall growth of retail sales. The grocery related categories have a lower gross margin than the Company as a whole.
     Retail gross margin was 38.9% for the first nine months, versus 41.1% for 2003. Total gross margin for the first nine months was 38.0% versus 39.9% for 2003.
     Operating expenses for the third quarter were 35.4% of sales versus 30.6% last year. The Company provided an additional $4.0 million, which equates to 167 basis points of total sales for the period, for the increase in workers' compensation reserve. This addition to the workers' compensation reserve reflects the Company's interim independent actuarial report.

     Other factors impacting operating expense increases in the third quarter of 2004 over last year include approximately 60 basis points for rent, 87 basis points for depreciation, 30 basis points for labor and benefit costs, and 40 basis points for transportation costs. Professional fees were up 45 basis points including for Sarbanes Oxley compliance work. The remaining 51 basis points is primarily due to decreased leverage on labor and other costs from comparably lower sales in the Texas stores.
     Operating expenses for the first nine months of 2004 were 34.5% of sales versus 29.5% in the same period of 2003 and were impacted 73 basis points for workers compensation expense, 72 basis points for depreciation, 64 basis points for rent, 85 basis points for litigation loss provision, 46 basis points for other legal and professional costs including for Sarbanes Oxley compliance work, 71 basis points for labor and benefit costs and 44 basis points for transportation costs. The remaining 45 basis points is primarily due to decreased leverage on labor and other costs from comparably lower sales in the Texas stores.
     Bargain Wholesale sales for the third quarter were $9.9 million compared to $11.0 million for 2003. Bargain Wholesale sales represent 4.1% of third quarter total sales. Wholesale sales for the first nine months of 2004 were $31.5 million versus $34.7 million for 2003.
     Eric Schiffer, President of the Company said, "A high priority for the fourth quarter of 2004 through 2005 is to continue to work to improve the performance of our Texas stores. While Texas stores to date, overall, have not achieved sales close to those of the Company's California stores, we believe over the long term, as word of mouth grows, the performance will improve. As recently announced, we hired a Texas-based senior merchandise buyer for the Texas operation to help source perishables and other products locally and to enhance our merchandising and marketing efforts. We have also leased a portion of the excess capacity in our Texas warehouse, which will help to offset fixed overhead.
     We are beginning to implement the receiving module of our High Jump inventory management system in our California distribution centers this month. This module is expected to be fully operational by the end of 2004. Other High Jump modules to be implemented include picking, shipping, pallet movement and replenishment. We believe the full implementation of the High Jump warehouse management system in our California distribution centers, scheduled for completion by late 2005, should help warehouse operations, reduce store out-of-stocks and improve the timeliness of store deliveries.
     The consulting firm hired to work with management to review and document our inventory management processes and controls has identified operational and process issues in our distribution centers and we will soon start the process of evaluating the inventory handling procedures at our retail stores. The hiring of an Executive Vice President of Supply Chain together with the implementation of the High Jump system in the California distribution centers should help address many of the operational and process issues.
     We believe the gross margin decline resulting from the increased concentration in the food and beverage categories could be partially offset over time by opportunities in other product categories, improvements in our execution and initiatives to reduce inventory shrink. We expect that our import program for the upcoming Christmas holiday season will provide a better selection of new items, which should help increase sales of these products.
     The Company plans to open a total of three stores in the fourth quarter, two in California and one in Arizona. We are pushing back the opening of several locations, mainly in Texas, to the first quarter of 2005 that were previously scheduled to open in the fourth quarter of 2004. In 2005, the Company plans to open at least 25 stores, primarily in its core markets, focusing on California and Arizona. These reductions to the store openings scheduled during these periods should help allow us to concentrate on our primary focus which is to improve results of operations and enhance management and systems infrastructure to support greater growth in future years.
     We look forward to discussing our results of operations in greater detail on our third quarter 2004 earnings conference call scheduled for today at 8:00 a.m. Pacific Time."
     To participate in the Company's earnings call, please phone the operator 9 minutes before the call is scheduled to begin. The call-in number will be
1.206.315.1857 after calling in please hold for an operator to assist you with the call. A digital playback of the conference call will be available for seven days after the conference call. The call-in number for the replay will be
1.206.902.3250 and the PIN code is 45779 followed by #. A copy of the company's release announcing its earnings and any other financial and statistical information about the periods to be presented in the conference call will be available at the section of the Company's website titled "Investor Relations" at www.99only.com.
     99 Cents Only Stores(R), the nation's oldest existing one-price retailer, operates 217 retail stores, in California, Texas, Arizona and Nevada and a wholesale division called Bargain Wholesale. The Company's 218th store is scheduled to open in Tucson, Arizona tomorrow October 21st at 4160 Ina Road at Old Father Road. 99 Cents Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores.

     This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the Company to identify and obtain leases for new stores, the ability of the Company to acquire inventory at favorable costs and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Note to Editors: 99 Cents Only Stores(R) news releases and information available on the World Wide Web at htpp://www.99only.com
CONTACT: 99 Cents Only Stores(R), City of Commerce, California, Andy Farina, CFO, 323/881-9933

                                          99 CENTS ONLY STORES
                                    CONSOLIDATED STATEMENTS OF INCOME
                                               (Unaudited)
                              (Amounts in thousands except per share amounts)


                                        Three Months Ended September 30            Nine Months Ended September 30

                                           2004                 2003                  2004                2003
                                           ----                 ----                  ----                ----
Net sales:
    99 Cents Only Stores           $ 229,064     95.9%  $ 200,567     94.8%  $ 674,807     95.5%  $ 580,331     94.4%
    Bargain Wholesale                  9,881      4.1%     10,969      5.2%     31,454      4.5%     34,660      5.6%
                                   ---------  --------  ---------  --------  ---------  --------  ---------  --------
                                     238,945    100.0%    211,536    100.0%    706,261    100.0%    614,991    100.0%
Cost of sales                        147,865     61.9%    128,659     60.8%    437,682     62.0%    369,913     60.1%
                                   ---------  --------  ---------  --------  ---------  --------  ---------  --------
    Gross Profit                      91,080     38.1%     82,877     39.2%    268,579     38.0%    245,078     39.9%
Selling, general and
      administrative expenses         75,356     31.5%     58,437     27.6%    219,462     31.1%    164,038     26.7%
Depreciation & amortization            9,203      3.9%      6,317      3.0%     24,524      3.4%     16,934      2.8%
                                   ---------  --------  ---------  --------  ---------  --------  ---------  --------
Total operating expenses              84,559     35.4%     64,754     30.6%    243,986     34.5%    180,972     29.5%
                                   ---------  --------  ---------  --------  ---------  --------  ---------  --------
      Operating Income                 6,521      2.7%     18,123      8.6%     24,593      3.5%     64,106     10.4%

Interest and other income
      (expense), net                   1,236      0.5%      1,609      0.7%      2,658      0.4%      3,635      0.6%
                                   ---------  --------  ---------  --------  ---------  --------  ---------  --------
 Income  before income taxes           7,757      3.2%     19,732      9.3%     27,251      3.9%     67,741     11.0%
 Provision for income taxes            3,041      1.2%      7,630      3.6%     10,669      1.5%     26,195      4.2%
                                   ---------  --------  ---------  --------  ---------  --------  ---------  --------
 Net income                        $   4,716      2.0%  $  12,102      5.7%  $  16,582      2.4%  $  41,546      6.8%
                                   =========  ========  =========  ========  =========  ========  =========  ========

Basic earnings per share
    Net income                     $    0.07            $    0.17            $    0.23            $    0.58
                                   =========            =========            =========            =========

Diluted earnings per share
    Net income                     $    0.07            $    0.17            $    0.23            $    0.57
                                   =========            =========            =========            =========

Shares used in computation of net
income per share
    Basic                             69,500               71,929               71,001               71,513
    Diluted                           69,746               73,033               72,249               72,306

                                   99 CENTS ONLY STORES
                                      BALANCE SHEETS
                                        (Unaudited)
                                   (Amounts in thousands)


                                                September 30,   December 31,   September 30,
                                                     2004           2003            2003
                                                --------------  -------------  --------------
ASSETS:
Cash                                            $        8,294  $         318  $        2,054
Short-term investments                                  93,977        145,670         127,276
Receivables, net                                         2,420          2,245           2,569
Due from shareholder                                         -              -           2,179
Income tax receivable                                    4,972            841          11,744
Deferred income taxes                                   21,386         15,927               -
Inventories                                            143,919        107,409         106,248
Other current assets                                     5,130          2,717           3,905
                                                --------------  -------------  --------------
      Total current assets                             280,098        275,127         255,975

Property and equipment, net                            213,626        202,565         177,126

Long-term investments in marketable securities          53,655         52,789          50,341

Long term deferred income taxes                          9,052          9,717          19,078

Other assets                                             7,752         13,040          13,050
                                                --------------  -------------  --------------
      Total assets                              $      564,183  $     553,238  $      515,570
                                                ==============  =============  ==============

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current portion of capitalized lease            $           40  $          40  $           40
Accounts payable                                        44,286         27,903          16,811
Accrued expenses                                        19,788         12,963          11,424
Workers compensation                                    23,964         16,319           8,412
                                                --------------  -------------  --------------
      Total current liabilities                         88,078         57,225          36,687

Deferred rent                                            2,640          2,460           2,400
Deferred compensation liability                          2,540          2,114           1,780
Capitalized lease obligation                             1,518          1,553           1,524
                                                --------------  -------------  --------------
                                                         6,698          6,127           5,704

Shareholders' equity                                   469,407        489,886         473,179
                                                --------------  -------------  --------------

Total liabilities and shareholders' equity      $      564,183  $     553,238  $      515,570
                                                ==============  =============  ==============

                                       99 CENTS ONLY STORES
                                     STATEMENTS OF CASH FLOWS
                                           (Unaudited)
                                      (Amounts in thousands)

                                                                                   Nine Months Ended
                                                                                     September 30,
                                                                                    2004       2003
                                                                                  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 16,582   $ 41,546
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization. . . . . . . . . . . . . . . . . . . . . . . . . .    24,524     16,815
Tax benefit from exercise of non-qualified
    employee stock options . . . . . . . . . . . . . . . . . . . . . . . . . . .       195     10,608
Changes in assets and liabilities associated with operating activities:
      Accounts receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . .      (175)       183
      Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (36,511)   (23,071)
      Deferred taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (4,795)         -
      Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (1,064)    (2,361)
      Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16,383       (135)
      Accrued expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6,824      1,228
      Worker's compensation. . . . . . . . . . . . . . . . . . . . . . . . . . .     7,645        687
      Income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (4,131)   (15,262)
      Deferred rent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       180        190
      Due from shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . .         -       (947)

Net cash provided by operating activities. . . . . . . . . . . . . . . . . . . .    25,657     29,481

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment. . . . . . . . . . . . . . . . . . . . .   (32,741)   (66,381)
    Net sales (purchases) of short-term and long-term investments. . . . . . . .    50,827      6,464
    Investment in partnerships.. . . . . . . . . . . . . . . . . . . . . . . . .     1,523        129

Net cash (used in) provided by  investing activities . . . . . . . . . . . . . .    19,609    (59,788)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments of capital lease obligation . . . . . . . . . . . . . . . . . . . .       (35)       (32)
    Repurchase of Company stock. . . . . . . . . . . . . . . . . . . . . . . . .   (38,213)         -
    Proceeds from exercise of stock options. . . . . . . . . . . . . . . . . . .       958     24,408

Net cash (used in) provided by financing activities. . . . . . . . . . . . . . .   (37,290)    24,376

NET (DECREASE) INCREASE IN CASH. . . . . . . . . . . . . . . . . . . . . . . . .     7,976     (5,931)
CASH, beginning of period. . . . . . . . . . . . . . . . . . . . . . . . . . . .       318      7,985

CASH, end of period. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  8,294   $  2,054




NOTE TO EDITORS: 99 CENTS ONLY STORES(R) NEWS RELEASES AND INFORMATION AVAILABLE ON THE WORLD WIDE WEB AT HTPP://WWW.99ONLY.COM CONTACT: 99 CENTS ONLY STORES(R), CITY OF COMMERCE, CALIFORNIA, ANDY FARINA, CFO, 323/881-9933 --99 --


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